Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
United American of Tennessee, Inc., a Tennessee corporation, and its wholly-owned subsidiary, UAHC Health Plan of Tennessee, Inc. Pulse Systems, LLC, a Delaware limited liability company